EXHIBIT 10

Dated                    2005

(1) JAMES ELPHINSTONE REED, NEIL ARTHUR PURSELL,
ADRIAN JOHN SUMNALL AND NEIL PROCTOR
(together, the holders of the entire issued
share capital of Ace Telecom Limited)

and

(2) TRICELL INC

SALE AGREEMENT

Relating to the sale and purchase of the entire issued
Share capital of Ace Telecom Limited to Tricell Inc

SHARE SALE AGREEMENT

THIS AGREEMENT is made the                                                                       2005
BETWEEN:-

(1)	James Elphinstone Reed, Neil Arthur Pursell, Adrian John Sumnall and Neil Proctor (The holders of the entire issued share capital of ACE TELECOM LIMITED (Registered No. ................ ) whose registered office is at 33 Lawton Street Congleton (“the Vendors”)

(2)	TRICELL INC whose registered office is ................ (Company Number ............) (“the Purchaser”)

(3)	ACE TELECOM LIMITED (Registered No. ................ ) whose registered office is at 33 Lawton Street Congleton (“the Company”)

Background

A	The Vendors are the registered holders and beneficial owner of 4 fully paid up ordinary shares of £1 each in the capital of Ace Telecom Limited, being the entire issued share capital

B	The Vendors desire to sell the Sale Shares (hereinafter defined) and the Purchaser desire to buy the same on the terms hereinafter appearing

1.	Definitions and Interpretation

1.1	In this Agreement:

“the Company”	means Ace Telecom Limited

“Completion”	means the completion of the sale and purchase in accordance with clause 3

“Completion Date”	means the date of this Agreement

“Purchase Price”	one million common shares in Tricell Inc, restricted for two years. The shares to registered before the restriction period expires

“Sale Shares”	means four £1 ordinary shares in the capital of the Company which are owned legally and beneficially by the Vendors and are the entire issued share capital of the Company

1.2	Reference in this Agreement to any statutory provision shall include reference to any statutory modification or re-enactment thereof for the time being in force and any statutory instruments or order made pursuant thereto.

1.3	Where the context permits the singular shall include the plural and vice versa and the masculine shall include the feminine

1.4	The heading of clauses in this Agreement are for convenience of reference only and shall be disregarded in the interpretation of this agreement.

1.5	This Agreement shall be construed and interpreted in all respects in accordance with the Law of England and to the exclusive jurisdiction of which the parties hereto agree to submit.

1.6	Any statement in Schedule 1 (Warranties) which is qualified as being made “so far as the Vendors are aware” or “to the best of the knowledge information and belief of the Directors” or any similar expression has been so qualified after due and careful enquiries by the Vendors as are reasonable in the circumstances

OPERATIVE PROVISIONS

2.	Sale of Shares

2.1	The Vendors hereby sell with full title guarantee and the Purchaser hereby purchases, free from all liens, charges and encumbrances and together with all benefits and rights now or hereafter attaching thereto the Sale Shares.

3	Completion and Consideration

Completion of the purchase of the Sale Shares shall take place on the Completion Date when:

3.1	the Vendors shall deliver to the Purchaser a stock transfer form sufficient in every respect to transfer to the Purchasers the legal title to the Sale Shares together with appropriate share certificates

3.2	as Consideration for the sale of the Sale Shares and the promises contained herein given by the Vendors, the Purchaser shall issue 1,000,000 two year restricted shares in Tricell inc to the Vendors, by way of issuance of 250,000 to each Vendor

3.3	the Vendors will each individually enter into employment contracts with Ace Telecom Trading Limited the terms of which are embodied in a separate contract

3.4	should the vendors, or any one of the vendors, cease employment with the company, during the first year from the Completion Date, the vendors, or any one of the vendors will return to Tricell Inc the purchase shares on a pro rata basis.

4	Vendors Undertakings

4.1	With effect from the Completion the Vendors shall for so long as it remains the holder of any Sale Shares hold them as a bare trustee for the Purchaser.

5	Warranties and Tax Covenant

5.1	In consideration of the Purchaser entering into this Agreement and subject to the provisions of clause 6 below the Vendors warrants to the Purchaser the terms set out in Schedule 1 hereto (“the Warranties”)

5.2	The Vendors covenants with the Purchaser in the terms of the Tax Covenant (“the Tax Covenant”) as set out in Schedule 2 which shall take effect from Completion.

6	Limitation of Liability

6.1	The liability of the Vendors in respect of any breach of the Warranties shall be limited as follows:

6.1.1	The aggregate maximum liability of the Vendors in respect of all and any claims under the Warranties shall in no event exceed the one million shares paid by the purchaser

6.1.2	Each Vendor shall only be liable to the Purchaser to a maximum of 250,000 shares

6.1.3	The liability of the Vendors in respect of the Warranties shall cease on 30th June 2006

6.2	No claim under the Warranties shall be deemed to have been made unless notice of such claim was made in writing to the Vendors specifying in reasonable detail the event of default to which the claim relates and the nature of the breach and the amount claimed

6.3	If the Purchaser and the Company or either of them are entitled to make a claim in respect of any act, event or default both under the Warranties and under the Tax Covenant the claim shall first be made under the Warranties and any amount payable to the Purchaser or the Company under the Tax Covenant shall be reduced to the extent of the claim.

6.4	The Purchaser shall provide to the Vendors and its professional advisors reasonable access to the Company’s premises and personnel and to any relevant assets documents and records within their power possession or control for the purposes of investigating the subject matter of any Warranty Claim and enabling the Vendors to take such action as referred to in the next clause below and shall allow the Vendors and its advisors acting reasonably to take copies of any relevant documents or records

6.5	The Purchaser shall allow the Vendors (using professional advisors nominated by the Vendors) acting fairly and reasonably to take such action and institute and conduct such proceedings on behalf of the Company and or the Purchaser as the Vendors may request to dispute resist appeal compromise defend remedy or mitigate the subject matter of any claim under the Warranties and the Vendors shall fully indemnify the Purchaser and the Company against all costs and expenses incurred as a result of any action taken by the Vendors pursuant to this clause

6.6	The Purchaser shall not admit liability in respect of or compromise or settle the subject-matter of any claim under the Warranties without the prior written consent of the Vendors (such consent not to be unreasonably refused or withheld)

7	Non Competition

7.1	For the purpose of assuring to the Purchaser the full benefit of the business and goodwill of the Company each of the Vendors undertakes by way of further consideration for the obligations of the Purchaser under this Agreement as separate and independent agreements that he/she will not:

7.1.1	compete with the business so long as employed by Ace Telecom Trading Limited and for a period of six months thereafter

7.1.2	at any time after Completion disclose to any person, or himself use for any purpose, and shall use his best endeavours to prevent the publication or disclosure of, any information concerning the business, accounts or finances of the Company or any of its clients’ or customers’ transactions or affairs, which may, or may have, come to his knowledge;

7.1.3	act so as to compete with the Business solicit business from or canvass any Customer or Prospective Customer in respect of the Business;

7.1.4	act so as to compete with the Business accept orders from, act for or have any business dealings with, any Customer or Prospective Customer in respect of the Business;

7.1.5	act to solicit or induce or endeavour to solicit or induce a an Employee to cease working for or providing services to the Business, whether or not any such person would thereby commit a breach of contract;

7.1.6	act to solicit or induce or endeavour to solicit or induce any Supplier to cease to deal with the Business nor interfere in any way with any relationship between a Supplier and the Business or the Purchaser; and

IN WITNESS whereof the Vendors has caused this document to be signed as a deed and the Purchasers and the Directors have signed it as a deed the day and year first before referred to

SCHEDULE 1

The Warranties

1	Corporate matters

1.1	The Sale Shares constitute the whole of the issued and allotted share capital of the Company.

1.2	The Company has one subsidiary Ace Telecom Trading Ltd which is the trading company

1.3	There are no agreements or arrangements in force, other than this agreement, which grant to any person the right to call for the issue, allotment or transfer of any share or loan capital of the Company.

1.4	The register of members and other statutory books of the Company have been properly kept and contain an accurate and complete record of the matters with which they should deal; and no notice or allegation, that any of them is incorrect or should be rectified, has been received.

1.5	All returns, particulars, resolutions and documents required to be filed with the Registrar of Companies in respect of the Company have been duly filed and were correct.

2	Accounting matters

2.1	The Last Accounts:

2.1.1	give a true and fair view of the assets, liabilities (including contingent, unquantified or disputed liabilities) and commitments of the Company at the date of the Last Accounts and its profits for the financial period ended on that date;

2.1.2	fairly reflect the financial position of the Company as at their date.

2.3	All the accounts, books, ledgers, financial and other records, of whatsoever kind, of the Company are in its possession and give a true and fair view of its financial position.

3	Financial matters

3.1	The Company had no capital commitments outstanding at the Last Accounts Date and the Company has not, since then, incurred or agreed to incur any capital expenditure. The company has agreed to dispose of its freehold property.

3.2	The Company has not, since the Last Accounts Date, repaid, or become liable to repay, any indebtedness in advance of its stated maturity.

3.3	There are no liabilities (including contingent liabilities) which are outstanding on the part of the Company other than those incurred in the normal course of trading, since the Last Accounts Date.

3.4	So far as the Directors are aware the amounts now due from debtors will be recoverable in full in the normal course of business

3.5	The Company has, since the Last Accounts Date, paid its creditors in the normal course of business

3.6	No guarantee, or agreement for indemnity or for suretyship given by the Company is outstanding.

4	Taxation matters

4.1	All returns, computations and payments which should be, or should have been, made by the Company for any taxation purpose have been made within the requisite periods and are up-to-date, correct and on a proper basis

4.2	The Company has duly deducted and accounted for all amounts which it has been obliged to deduct in respect of taxation and, in particular, has properly operated the PAYE system, by deducting tax, as required by law, from all payments made, or treated as made, to its employees or former employees, and accounting to the Inland Revenue for all tax so deducted and for all tax chargeable on benefits provided for its employees or former employees.

4.3	The Company is not, nor will it become, liable to pay, or make reimbursement or indemnity in respect of, any taxation (or amounts corresponding thereto) in consequence of the failure by any other person to discharge that taxation within any specified period or otherwise, where such taxation relates to a profit, income or gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur (whether wholly or partly) on or prior to the date of this agreement.

4.4	The Company has not, since the Last Accounts Date, other than in the ordinary course of its business incurred or is, or has become, liable to incur after that Date expenditure which will not be wholly deductible in computing its taxable profits

4.5	The Company has duly registered and is a taxable person for the purposes of value added tax and has not applied for treatment or is not treated as a member of a group

4.6	The last audited accounts filed at Companies House made full provision or reserve for all Taxation (including deferred Taxation) which is liable to be or could be assessed on the Company, or for which it may be accountable, in respect of the period ended on June 30th 2004. Within those accounts a directors remuneration scheme was included within and the vendors warranty to the purchaser in this matter is limited to returning to the purchaser the shares issued to them in consideration to sale of the company, in accordance with clause 3.2

5	Trading matters

5.1	Since the Last Accounts Date the business of the Company has been continued in the ordinary and normal course, and the trading performance of the Company has been made known to the Shareholders of the Purchaser for each of the following months via the published Management Accounts

5.2	The Company is not, nor has it agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association.

5.3	The Company is not engaged in any litigation or arbitration proceedings, as plaintiff or defendant; so far as the Directors are aware there are no proceedings pending or threatened, either by or against the Company; and so far as the Directors are aware there are no circumstances which are likely to give rise to any litigation or arbitration.

5.4	There is no dispute with any revenue or other official department in the United Kingdom or elsewhere, in relation to the affairs of the Company, and there are no facts so far as the Directors are aware which may give rise to any dispute.

5.5	There are no claims pending or threatened, or so far as the Directors are aware capable of arising, against the Company, by an employee or workman or third party, in respect of any accident or injury, which are not fully covered by insurance.

5.6	The Company has conducted and is conducting its business in all respects in accordance with all applicable laws and regulations, whether of the United Kingdom or elsewhere.

5.7	No power of attorney given by the Company is in force.

5.8	There are no outstanding authorities (express or implied) by which any person may enter into any contract or commitment to do anything on behalf of the Company.

5.9	The Company is not a party to, and its profits or financial position during the past three years have not been affected by, any contract or arrangement which is not of an entirely arm’s length nature

5.10	No unsatisfied judgement is outstanding against the Company

5.11	No distress execution or other process has been levied on any asset of the Company nor so far as the Directors are aware has any person threatened any such distress, execution or other process

5.12	The company does not have any money owed to it by the Directors

6	Employment matters

6.1	The Company is not bound nor accustomed to pay any moneys other than in respect of remuneration, or emoluments of employment, or pension benefits, to, or for the benefit of any employee of the Company.

6.2	There is no claim, demand or liability outstanding or threatened ( nor so far as the Directors are aware any circumstances, facts or events which may lead to any claim, demand or liability) against the Company on the part of any person who has been or is an employee of the Company

7	Asset matters

7.1	The Company owned at the Last Accounts Date, and had good and marketable title to, all the assets included in the Last Accounts

7.2	All the assets and undertakings of the Company which are of an insurable nature, are, and have at all material times been, insured in amounts representing their full replacement or reinstatement value against fire and other risks normally insured against by persons carrying on the same business as that carried on by it.

7.3	The Company is now, and has at all material times been, adequately covered against accident, damage, injury, third party loss (including product liability), loss of profits and other risks normally insured against by persons carrying on the same business as that carried on by it.

7.4	All insurances are currently in full force and effect, and so far as the Directors are aware nothing has been done or omitted to be done which could make any policy of insurance void or voidable, or which is likely to result in an increase in premium.

7.5	No claim is outstanding, or may be made, under any of the insurance policies and so far as the Directors are aware no circumstances exist which are likely to give rise to a claim.

8	Intellectual Property

8.1	Except where the copyright in original work has either been sold to or given to a client or customer of the Company the Company owns all the relevant intellectual property rights ( other than any third party software rights for which the Company is duly licensed to use ) relating to products and services provided by it or used by it in connection with its business

9	General matters

9.1	All information given by the Vendors, to the purchaser relating to the business, activities, affairs or assets or liabilities of the Company was, when given, and is now accurate and comprehensive in all material respects

Schedule 2

The Tax Covenant

1 Definitions

For the purposes of this Schedule the following words shall have the following meanings:-

“Accounts” the Management Accounts of the Company for the period ended 31st May 2005 and “Accounts Date” means 31st May 2005

“Accounts Relief” any Relief which, in preparing the Accounts, has been assumed to be available and which has been (i) shown or taken into account as an asset in the Accounts or (ii) taken into account in computing (and so reducing) any provision for deferred tax which appears in the Accounts or has resulted in no provision for deferred tax being shown in the Accounts;

“Event” any event act transaction action or omission (but excluding the disposal of the Sale Shares under this agreement), any change in the residence of any person for the purposes of Tax, the death or dissolution of any person, the receipt or accrual of any income profits or gains, any distribution, any transfer payment, loan or advance and any event which is deemed to have occurred or is treated or regarded as having occurred for the purposes of Tax Legislation ;

“ICTA 1988” the Income and Corporation Taxes Act 1988;

“income profits or gains” includes income profits or gains (including capital gains) of any description or from any source and income profits or gains which are deemed to be earned accrued or received for the purposes of any Tax;

“loss” in relation to an Accounts Relief, the reduction modification claw-back counter-action disallowance or failure to obtain that Accounts Relief and “lost” shall be construed accordingly;

“New Relief” any Relief which arises:

(a)	as a result of any Event occurring after Completion; or

(b)	in respect of any period commencing on or after Completion;

“Relevant Person” the Vendors and any person (except the Purchaser or the Company):

(a)	who before Completion was a member of the same group of companies as the Company for any Tax purpose (“Group Person”);

(b)	with whom, before Completion the Company or the Vendors is connected ; or

(c)	any person who stands or has stood in a direct or indirect relationship with the Company at any time before Completion such that failure by that person at any time to pay Tax could result in an assessment on the Company under section 767A or section 767AA ICTA 1988;

“Relief” any loss relief allowance exemption set-off deduction credit right to repayment or other relief available in relation to Tax or to the computation of income profits or gains for the purposes of Tax;

“Tax”

(a)	all forms of taxes, duties, imposts and levies in the nature of taxes whenever created or imposed but in the United Kingdom only including corporation tax, advance corporation tax, income tax, any tax or amount equivalent to tax required to be deducted or withheld from or accounted for in respect of any payment, capital gains tax, any payment under section 601(2) ICTA 1988, inheritance tax, value added tax, landfill tax, stamp duty, stamp duty reserve tax, general or business rates, customs & excise duties, national insurance, social security or similar contributions, and any other taxes levies charges or imposts similar to or corresponding with or replaced by any of the above; and

(b)	all penalties fines charges surcharges and interest in relation to tax within paragraph (a) or to any return or information required to be provided for the purposes of any such tax;

“Tax Authority” the Inland Revenue, H M Customs & Excise or other relevant Authority (within the United Kingdom) involved in the assessment, collection or administration of Tax;

“Tax Claim” any notice demand assessment letter or other document issued or action taken by or on behalf of any Tax Authority (whether before, on or after the date of this agreement) from which it appears that a Tax Liability is to be or may come to be imposed on the Company or that the Company is liable or is sought to be made liable to make any payment or increased or further payment to that Tax Authority or is denied or is sought to be denied any Relief (in whole or in part);

“Tax Legislation” any enactment, law or regulation providing for the imposition of Tax;

“Tax Liability” a liability to make an actual payment of, or of an amount in respect of Tax (whether or not that liability is also or alternatively a liability of, or chargeable against or attributable to, any other person)

2	Vendors’s covenant

2.1	Subject to the provisions of clause 3 below “Restriction of Vendors Liability”, the Vendors covenant with the Purchaser that the Vendors will pay to the Purchaser an amount equal to:

2.1.1 In the event that the directors remuneration scheme that has been included in the audited accounts for the year ended 30 June 2003, is not accepted by HM Inspector of taxes, and additional corporation taxes arise thereon, the vendors tax covenant is limited to returning to the purchaser the shares issued to them as detailed in clause 3.2. There will be no financial covenant payable by the vendors.

2.2	The vendors are not liable for any other taxes and no warranty or covenant is given, except for the payment of Corporation Tax, PAYE and NI and VAT due prior to the Completion date in the normal course of business. This excludes any review of VAT by HM C & E , outside of the normal course of business.

3	Restriction of Vendors’s liability

3.1	Notwithstanding anything contained elsewhere in this Agreement the Tax Covenant contained in this Schedule shall be qualified by the provisions of this clause 3.

3.2	The liability of the Vendors in respect of any claim under the provisions of this Schedule 2 shall be limited as follows:

3.2.1	The aggregate maximum liability of the Vendors in respect of all and any claims under the provision of this Schedule 2 shall in no event exceed returning to the purchaser the shares issued to the vendors as stated in clause 3.2.

3.3	No claim under provisions of this Schedule shall be deemed to have been made unless notice of such claim was made in writing to the Vendors specifying in reasonable detail the substance of the claim and the amount claimed.

3.4	Any claim in respect of which notice shall have been given in accordance with clause 3.3 above shall be deemed to have been irrevocably withdrawn and lapsed (not having been previously settled or withdrawn) if proceedings in respect of such claim have not been issued and served on the Vendors not later than the expiry of the period of 6 months after the date of such notice

3.5	Where the Purchaser is or is likely to be entitled to recover from some other person any sum in respect of any matter giving rise to a claim under the provisions of this Schedule then the Purchaser shall procure that reasonable steps are taken to enforce such recovery and if any sum is so recovered then either the amount payable by the Vendors in respect of that claim shall be reduced by an amount equal to the amount so recovered (less the reasonable costs and expenses of recovering it and any taxation payable by the Purchasers as a result of its receipt) or (if an amount shall already have been paid by any of the Vendors in respect of that claim) there shall be repaid to the Vendors an amount equal to the amount so recovered (less the reasonable costs and expenses of its recovery and any taxation payable by the Purchaser as a result of its receipt) or (if less) the amount of such payment

3.6	The Vendors shall have no liability (or such liability shall be reduced) in respect of any claim under the provisions of this Schedule:

3.6.1	If and to the extent that a provision or reserve for or in respect of the liability or other matter giving rise to such claim has been made in the audited accounts of the Company at any time

3.6.2	If and to the extent that any contingency or other matters provided in the accounts of the Company at any time have in the event been over-provided for

3.6.3	If and to the extent that the same occurs or is increased as a result of any change in legislation after the date of this Agreement (or any legislation not in force at the date of this Agreement) which takes effect retrospectively or the withdrawal after the date of this Agreement of any published concession or published general practice previously made by the Inland Revenue or other Taxation Authority

3.6.4	If and to the extent that such claim occurs or is increased as a result of any increase in the rate of taxation in force at the date of this Agreement

3.6.5	If and to the extent that any claim occurs as a result of or is otherwise attributable to the Purchaser disclaiming any part of the benefit of capital or other allowances against taxation claimed or proposed to be claimed on or before the date of this Agreement

3.6.6	If and to the extent that such a claim is attributable to any voluntary act or omission of or transaction or arrangement carried out by the Purchaser since the Accounts Date and before Completion otherwise than in the ordinary course of business.

3.7	The Vendors shall have no liability in respect of any claim under the provisions of this Schedule to the extent that it arises out of the ordinary course of business of the Company since the Accounts Date and before Completion

3.8	The amount of any claim under the provisions of this Schedule shall take into account the amount of any relief from Taxation arising by virtue of the loss or damage in respect of which the claim was made

3.9	Nothing in this clause 3 shall derogate from the Purchaser’s obligation to mitigate any loss which it suffers in consequence of a breach of the Tax Covenant

3.10	The Purchaser shall provide to the Vendors and its professional advisors reasonable access to the Company’s premises and personnel and to any relevant assets documents and records within their power possession or control for the purposes of investigating the subject matter of any claim under the provisions of this Schedule and enabling the Vendors to take such action as referred to in the next clause below and shall allow the Vendors and their advisors acting reasonably to take copies of any relevant documents or records

3.11	The Purchaser shall allow the Vendors (using professional advisors nominated by the Vendors) acting fairly and reasonably to take such action and institute and conduct such proceedings on behalf of the Company and or the Purchaser as the Vendors may request to dispute resist appeal compromise defend remedy or mitigate the subject matter of any claim under the provisions of this Schedule and the Vendors shall fully indemnify the Purchaser and the Company against all costs and expenses incurred as a result of any action taken by the Vendors pursuant to this clause

3.12	The Purchaser shall not admit liability in respect of or compromise or settle the subject-matter of any claim under the provisions of this Schedule without the prior written consent of the Vendors (such consent not to be unreasonably refused or withheld)

3.13	The Vendors shall have no liability under the provisions of this Schedule

3.13.1	For any loss of relief or matter that arises out of the utilisation of Tax Losses under the provisions of clause 6 of this Agreement “Tax Losses”

4	No deductions or withholdings

4.1	Except only as may be required by law all sums payable by the Company under this schedule shall be paid free and clear of all deductions or withholdings.

4.2	If any deductions or withholdings are required by law to be made from any payment under this schedule, the Vendors shall pay the sum which will, after the deduction or withholding has been made, leave the Purchaser with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

5	Tax on payments

5.1	If any sum payable by the Vendors to the Purchaser under this Schedule (including any sum payable under this paragraph 6) is (or but for the availability of any Relief would be) subject to a Tax Liability in the hands of the Purchaser the Vendors shall pay to the Purchaser the sum which would have been required to be paid under paragraph 5.2 had that Tax Liability been a deduction or withholding from the sum payable by the Vendors.

EXECUTION PAGE

EXECVUTED as a DEED by

The Vendors

Neil Pursell
In the presence of:

James Reed
In the presence of:

Neil Proctor
In the presence of:

John Sumnall
In the presence of:

EXECUTED as a DEED by

TRICELL INC
ACTING BY: